Exhibit 99.3

Meade Instruments Corp. 27 HUBBLE, IRVINE, CALIFORNIA 92618-4209 U.S.A (949) 451-1450 — FAX: (949) 748-1604 — www.meade.com

Contact:

John Elwood, CFO

27 Hubble

Irvine, CA 92618

Phone: (949) 451-1450

Fax: (949) 451-1460

Meade Instruments Corp. Announces Merger Agreement

To be acquired by Jinghua Optics & Electronics

IRVINE, Calif. –May 17, 2013 – Meade Instruments Corp. [Nasdaq CM: MEAD (“Meade”)], (est. 1972) one of the world’s largest designers and manufacturers of telescopes and accessories for amateur astronomers, and Jinghua Optics & Electronics Co., Ltd. (“JOC”) announced today that Meade and JOC’s wholly-owned subsidiary, JOC North America LLC (“JOCNA”) and JOCNA’s wholly-owned merger subsidiary, have signed a definitive merger agreement for JOCNA to acquire all of the outstanding shares of Meade for approximately $4.5 million or $3.45 per share. The acquisition will be paid with cash and is expected to be completed by the end of July 2013, subject to shareholder approval.

JOC (est. 1997) with manufacturing facilities in Guangzhou and Kunming, China, is also the parent company of Explore Scientific, LLC (USA) and Meade Instruments Europe GmbH & Co. KG (Germany). As a leader in Asia’s optoelectronic field, JOC manufactures a full range of precision astronomical telescopes, binoculars, spotting scopes, digital microscopes, lens modules for digital cameras and mobile phones, digital night vision, laser rangefinders, and optical engines for micro projectors.

Meade Instruments Europe GmbH & Co. KG (“Meade Europe”), which is also supporting the acquisition financially, was established in 1957. Meade Europe was a subsidiary of Meade Instruments Corp. from 1999 until 2009, when it was acquired by JOC, former owner Rolf Bresser and its General Manager Helmut Ebbert. Meade Europe continued, and will continue, to be a distributor for MEADE® and CORONADO® products in much of Europe.

Founded in 2008, Explore Scientific LLC (“Explore Scientific”) began designing new telescopes and high-end eyepieces, including the world’s widest apparent field eyepiece in it’s 120° Series Waterproof Eyepiece. In 2009, Explore Scientific became the exclusive distributor of BRESSER® products throughout the Americas.

Steve Murdock, CEO of Meade remarked: “We believe that this transaction is in the best interests of our stockholders and that Meade’s legacy will be in good hands going forward. We have a long relationship with both JOC and Meade Europe—Meade’s former subsidiary and longstanding European distributor which Meade sold to JOC in January 2009, as well as with Scott Roberts, currently President of Explore Scientific LLC, previously one of Meade’s Vice Presidents until 2007. This is a very exciting time for Meade as we believe that the combined companies will be better equipped to deal with today’s competitive consumer optics environment and will continue to provide customers with innovative products, cutting-edge technology and outstanding optical quality.

He Jian, JOC’s CEO remarked: “As a long-time supplier to Meade, we are honored that the Board of Directors has accepted our proposal. We believe this acquisition will give our family of companies even stronger capabilities and will allow us to expand our offering of research-quality astronomical optical products and the service required for a demanding clientele.”

Helmut Ebbert, Managing Partner of Meade Europe said: “We are very pleased with this engagement, and we believe this synergy will provide continuity and a promising future for the Meade brand worldwide.”

“I am especially pleased with this global reunion with Meade. I believe it will give us a rare opportunity in our industry to combine the best of what all of our companies have to offer,” stated Scott Roberts, President of Explore Scientific LLC, which will manage operations of Meade after the acquisition.

Additional Information about the Transaction

In connection with the proposed transaction, Meade will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (SEC). The definitive proxy statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Meade’s board of directors with respect to the merger. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER MATERIALS THAT MEADE FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the proxy statement, as well as other filings containing information about Meade and the merger, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Meade with the SEC can also be obtained, free of charge, by directing a request to Meade Instruments Corp., 27 Hubble, Irvine, California 92618, Attention: Corporate Secretary.

Participants in the Solicitation

The directors and executive officers of Meade and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Meade’s directors (namely, Steven Murdock, Timothy McQuay, Mark Peterson and Frederick Schneider) and executive officers is available in its Annual Report on Form 10-K filed with the SEC on May 29, 2012 and its Definitive Proxy Statement on Schedule 14A filed with the SEC on June 8, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Actual results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the ability to obtain, if any, regulatory approvals of the acquisition on the proposed terms and schedule; the failure of Meade’s stockholders to approve the acquisition; the risk that the acquisition may not be completed in the time frame expected by the parties or at all; the parties’ ability to satisfy the closing conditions and consummate the transactions; and Meade’s ability to maintain its existing relationships with its employees, customers and suppliers. Additional information regarding factors that may affect future results are described in Meade’s filings with the SEC, including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. Neither Meade nor JOC, JOCNA, Explore Scientific, Meade Europe nor any of the named representatives thereof undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of the press release.

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